Exhibit 99.1

9503 East 33rd Street Indianapolis, IN 46235-4207 (800) CELADON (317) 972-7000

For more information:	FOR IMMEDIATE RELEASE
Thom Albrecht	April 2, 2018
Chief Financial and Strategy Officer (317) 972-7030 talbrecht@celadongroup.com

Celadon Group to Restate Prior Financial Statements; Announces Credit Agreement Amendment and Operations Update

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Based on issues identified in connection with Audit Committee investigation and management’s review, financial statements for fiscal years ended June 30, 2014, 2015, 2016, and the quarters ended September 30 and December 31, 2016, will be restated

•	Completion of restated financial reports will extend past the May 2, 2018 NYSE deadline to retain listing of Company’s common stock
•	New management is executing strategic plan to divest non-core assets and deploy trucks to more profitable routes; disposition of Quality Equipment Leasing business is complete
•	Existing Credit Facility amended through April 30 pending evaluation by existing revolving lenders and the Company of refinancing offer

INDIANAPOLIS – April 2, 2018 – Celadon Group, Inc. (“Celadon,” the “Company,” “we,” or “us”) (NYSE: CGI) today announced the following.

Audit Committee Investigation and Related Matters

On May 1, 2017, Celadon announced that the Company’s financial statements for fiscal year 2016 (ended June 30, 2016) and the quarters ended September 30, 2016 and December 31, 2016 and related reports of the Company’s independent registered public accounting firm, BKD, LLP (“BKD”) should no longer be relied upon. The Audit Committee of Celadon’s Board of Directors immediately commenced an investigation with the assistance of an independent law firm and a leading international auditing, tax, and advisory firm (the “internal investigation”).  The internal investigation is nearing completion but remains ongoing.

Celadon’s new senior management team, led by the Company's new Chief Financial Officer and new Chief Accounting Officer, also subsequently commenced a review of the Company’s current and historical accounting policies and procedures.  The internal investigation and management review have identified errors that will require adjustments to the previously issued 2014, 2015, 2016, and 2017 financial statements (and potentially periods prior thereto).  The amounts, periods, and adjustments described below are preliminary, have not been subjected to any audit procedures, and are subject to change.  The estimated range of amounts and periods described below are being provided to indicate a general sense of the magnitude of the expected changes and should not be considered definitive.  Based upon its analysis and assessment of presently available information, the Company presently expects the adjustments to include the following:

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Equipment Held for Sale Transactions. The internal investigation has revealed transactions involving revenue equipment held for sale by the Quality Companies subsidiary that included undisclosed arrangements that overstated the values of equipment traded in those transactions.  Pursuant to these transactions, the Company sold to counterparties equipment at above market prices and in return the Company paid amounts substantially in excess of the fair value of equipment purchased from those counterparties.  Additionally, the written agreement governing certain of these transactions with a particular counterparty omitted material, agreed upon terms in order to enable the Company to account for those transactions as separate, independent purchases and sales, notwithstanding that they had not been negotiated as such and the stated values of a significant portion of the traded equipment was not at arm’s-length values.  Based on this information, the Company performed additional procedures to determine the fair value of equipment both purchased and sold and concluded that a write down of carrying values of revenue equipment held for sale of approximately $20 million is appropriate at June 30, 2016. The carrying values of this equipment will be restated to reflect management’s determination of fair values at the relevant periods, which may include dates prior to June 30, 2016.  The adjustment will be non-cash, and no future impact to the carrying value of this equipment is expected because all of the affected equipment was disposed of or contributed to the 19th Capital Group, LLC (“19th Capital”) joint venture prior to December 31, 2016.

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Element Transactions.  The Company determined that equipment transactions with Element Financial Corp. and its affiliates (“Element”) and 19th Capital (prior to its recapitalization on December 30, 2016), did not sufficiently transfer the risks of ownership to qualify for sales accounting.  Instead, the Company should have recorded such transactions as borrowings due to the terms of the relevant agreements, including amendments, and the manner in which the Company administered the Element transactions.  Under borrowing accounting, the Company would continue to recognize equipment assets on its books and would reflect the proceeds received from Element and 19th Capital as financing obligations.  The assets would continue to be depreciated, the payments would be recorded as a reduction of obligations and an increase to interest expense, amounts collected from lessees would be recorded as revenue and payments for maintenance would be expensed. The Company expects to record non-cash adjustments for the affected periods: fiscal 2014, fiscal 2015, fiscal 2016, and the first two quarters of fiscal 2017.  At the end of the second quarter of fiscal 2017, borrowing treatment would cease due to the contribution of the relevant assets and liabilities to 19th Capital on December 30, 2016.

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The balance sheet adjustments relating to these transactions are expected to result in an increase in reported asset values in our statements of financial position totaling approximately $500 million for the three-year period ended June 30, 2016. Adjustments related to liabilities are expected to result in an increase in reported values in our statements of financial position totaling approximately $700 million for the three-year period ended June 30, 2016.  Adjustments for both assets and liabilities for the first two quarters of fiscal 2017 are still under review.

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The income statement impacts relating to these adjustments are expected to reduce net income before income taxes by a range of $200-$250 million cumulatively over the three-year period ended June 30, 2016. In addition to considering the impact on these periods, the Company is reviewing the impact for the first two quarters of 2017.

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The reversal of borrowing accounting at December 30, 2016, is expected to remove all of the assets and liabilities described above from the balance sheet and result in a significant non-cash gain due to the elimination of liabilities in excess of assets.  The amount of the gain is still under review and will be offset in part by the amount by which the opening recorded value of the Company's equity investment in 19th Capital is adjusted below $100 million, as discussed below.

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19th Capital Investment.  On December 30, 2016, the Company and Element Transportation, LLC (“Element Transportation”) each contributed certain assets to 19th Capital and, in exchange, each received approximately 49.9% of the equity interests in 19th Capital.  Element Transportation contributed its beneficial interests in certain fleet assets, the associated lease agreements, and cash, which was immediately applied to pay down the outstanding principal balance of loans made by Element Transportation to 19th Capital.  Element Transportation also made a daylight loan to 19th Capital in the amount of $31.8 million, which was used to satisfy an outstanding payable obligation to the Company.  The Company contributed certain assets held for sale, leasing assets, and cash.  Based upon adjustments related to equipment held for sale, including those noted above, the original $100 million recorded value of the Company’s initial contribution to 19th Capital at its December 30, 2016 inception will be reduced. The Company is evaluating whether any further adjustment for items other than equipment values is appropriate. The expected total adjustment will relate to the fair values of the assets, liabilities and equity of 19th Capital contributed by both the Company and Element Transportation, the assets and liabilities retained by 19th Capital, as well as aspects of the accounting for the recapitalization of 19th Capital.  The restated carrying value of the equity investment as of December 31, 2016, coupled with net losses of 19th Capital subsequent to December 31, 2016, may result in a reduction of the Company's equity method investment to as low as zero.

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Lease Classification.  The Company determined that a portion of the Company's equipment leases currently accounted for as operating leases should be restated as capitalized leases primarily due to the default and cross default provisions in such agreements. The affected periods include fiscal 2014, fiscal 2015, fiscal 2016, and the first two quarters of fiscal 2017, and some of such leases remain in effect. The impact on net income in any given period is not expected to be significant.  The impact on stockholders' equity is not expected to be significant because the recorded assets and liabilities are expected to be approximately equal.  The adjustment to assets and liabilities in our statements of financial position are expected to total approximately $150 million for the three-year period ended June 30, 2016.

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Other.  The Company is reviewing other accounting areas in each affected period as part of the financial restatement issuance process.  Additional items identified to date and presently under review include: (1) carrying values of, and depreciation policies applicable to, tractors and trailers used in operations, (2) reserves applicable to claims and accounts receivable, (3) foreign currency gains and losses, (4) potential impairments of property, plant and equipment related to the Element transactions, and (5) the Company’s deferred income tax liability in light of the various adjustments.  Any adjustments associated with these issues could be material and some of them may impact current and future periods.

The anticipated adjustments identified above are subject to ongoing review and analysis and cannot be precisely quantified with respect to any period at this time.  However, the cumulative effect of the adjustments, along with operating losses and other expenses since the Company’s last filed financial reports, are expected to reduce its reported stockholders' equity materially.  The adjustments are also anticipated to have a material impact on assets, liabilities, revenue, income (loss), and individual expense items in certain periods.

Due to the restatement issues identified above, on April 2, 2018, the Audit Committee and the Company’s management concluded that the annual financial statements for the Company’s 2014 and 2015 fiscal years, the unaudited quarterly reports issued during such periods, and the unaudited quarterly reports issued during fiscal 2016, should no longer be relied upon.  In addition, the Company has concluded that there were deficiencies in its internal control over financial reporting that constituted material weaknesses for each of the affected periods and, as a result, management’s reports on its internal control over financial reporting as of June 30, 2014, June 30, 2015, and June 30, 2016, should no longer be relied upon. The Company has engaged outside advisors to assist in remediating deficiencies in its internal control over financial reporting.

Chief Executive Officer Comments

Chief Executive Officer, Paul Svindland, commented: “Celadon's past several quarters have been consumed with four main activities: supporting the internal investigation, evaluating more broadly the appropriateness of historical accounting under prior management, executing our strategic turnaround plan while replacing substantially all of the prior senior leadership team, and pursuing a refinancing of our existing credit facility.  We have made significant progress on all four priorities and, although much remains to be done, I am encouraged by the progress.”

Mr. Svindland continued: “Today’s updates concerning the internal investigation and additional accounting restatements come after approximately eleven months of in-depth research and analysis by our audit committee, multiple outside advisors, and the new management team. As described above, the accounting adjustments will be significant to prior period earnings and to our total stockholders’ equity.  Nevertheless, we remain confident in our current management team and strategic plan, and we emphasize the following points concerning the accounting issues:

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The greatest magnitude of the adjustments relate to the former Quality Equipment Leasing business, which we disposed of in calendar 2017, and our equity investment in 19th Capital, which does not impact our cash flows.

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The accounting adjustments relating to assets held for sale and borrowing treatment for the Element transactions, which constitute the greatest portion of the expected adjustments, will be reversed at December 30, 2016, with the assets and liabilities coming back off of our balance sheet.

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The officers who (1) directly negotiated or oversaw the Quality Companies’ revenue equipment transactions that are the subject of the restatement, (2) had principal responsibility for the management of the Company’s relationship with Element, or (3) signed certifications included in the Company’s public filings that incorporated the affected financial statements are no longer with the Company.”

Mr. Svindland added: “The restatement process, along with accompanying remediation of internal controls, are in the capable hands of our new Chief Financial and Strategy Officer, Thom Albrecht, and new Chief Accounting Officer, Vince Donargo, who are working diligently with outside advisors to issue the restated financial reports as soon as possible.  Accurate and transparent financial reporting is of the utmost importance to the new management team and critical to re-establishing a strong foundation of trust and accountability with all of our stakeholders.”

Mr. Svindland further commented on new management’s execution of the strategic plan:  "Since starting the turnaround process in April of 2017, we have replaced most of our executive and accounting leadership, sold our flatbed division, outsourced our driver school, and reduced our domestic truckload division’s fleet by approximately 20% to approximately 1,900 seated tractors (excludes A&S, Taylor, FTL, and Buckler U.S. subsidiaries) to concentrate on the most attractive lanes and freight. In the currently strong freight environment, we are allocating our fleet capacity to targeted customers and geographies at improved productivity. Improvements in our revenue per loaded mile, miles per seated tractor, and load ratio in our U.S. over-the-road fleet have contributed to revenue per seated tractor per week (excluding fuel surcharges) increasing approximately 20% between April 2017 and February 2018. In addition, we have exited our Quality Equipment Leasing business altogether, which we view as highly beneficial to our overall truckload operations because the previous strategy of elevating management attention and other resources to Quality over the core trucking business had highly negative effects on our operations and sales efforts as well as draining our capital resources.

“While the improvement in operating metrics is encouraging, we have been incurring significant operational costs associated with shrinking our fleet, repositioning equipment, recruiting drivers, temporarily unseated trucks, repositioning driver pay and fuel, new customer start-up, equipment turn-in, and fixed overhead.  We expect negative consolidated operating margins (excluding refinancing related costs) to extend into the middle of calendar 2018. Nevertheless, our operations and sales teams are highly engaged and motivated, our customer service has improved, we have maintained strong continued relationships with core customers, and we are committed to taking cost out of the system. I am encouraged by the progress our new team and strategy are delivering.”

Mr. Svindland addressed the ongoing refinancing effort: “Strengthening our balance sheet with new, long-term capital has been another key goal.  On the revolving credit side, Bank of America Business Credit and Wells Fargo Capital Finance continue to work with us toward a new $100 million asset-based revolving credit facility.  Our revolving lenders and we are currently reviewing a refinancing proposal, received on March 31, that anticipates retiring all principal and interest under our existing facility and would provide a stable capital structure going forward.  The proposal includes approximately $200 million of term debt plus an issuance of common equity without additional consideration. If accepted, the new revolving credit facility and term loan proposal would be expected to close during our fourth fiscal quarter.  Each facility is subject to negotiating extensions of certain equipment lease maturities with the affected lessors, operating in the ordinary course of business, adequate closing liquidity, credit committee and board approvals, and other customary conditions to closing. Neither proposal is conditioned upon the completion of restated financial reports. Additional updates will be provided as we make additional progress on our refinancing path.”

Credit Agreement Amendment

On March 30, 2018, the Company entered into an Eighth Amendment to its Amended and Restated Credit Agreement (the “Amendment”).  The Amendment extended the existing financial covenant relief through April 30, 2018, with the principal purpose of permitting the Company and the revolving lenders to evaluate the recently received refinancing proposal.  The Amendment also:

•	Provided additional exceptions to representations and warranties regarding the Company’s financial statements to reflect the restatements addressed in this press release;
•	Changed the frequency of interest payments from quarterly to monthly;
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Added a requirement that the lenders consent to most asset dispositions in excess of $50,000, and provided that the proceeds of any such asset dispositions will permanently pay down revolving borrowings;

•	Increased the value of real estate that can be included in the asset coverage ratio covenant to $85 million; and
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Required the payment of approximately $2.6 million in previously accrued fees, extended the payment date for approximately $5.95 million in accrued fees to April 30, 2018, and imposed an amendment fee of $2.76 million, payable on April 30, 2018.

The full text of the amendment and required disclosures will be reported on a Form 8-K to be filed with the United States Securities and Exchange Commission (“SEC”).

Status of NYSE Listing

The Company’s continued listing on the New York Stock Exchange (“NYSE”) requires that the Company cure its financial reporting filing delinquencies by May 2, 2018. Due to the number of restatement issues and the additional periods being impacted, the Company has determined that it will not be able to cure the delinquencies by the NYSE deadline.  As a result, the Company expects the NYSE to halt trading of its common stock and commence the delisting process promptly.  The Company currently anticipates that its common stock would be quoted on the OTC Pink market electronic quotation service operated by OTC Markets Group Inc.  However, there can be no assurance that a market maker will apply to quote the Company’s common stock or that the Company’s common stock will become eligible for such quotation.  The Company will remain subject to SEC public reporting requirements.

About Celadon
Celadon Group, Inc. (www.celadongroup.com), through its subsidiaries, provides long haul, regional, local, dedicated, intermodal, temperature-protect, and expedited freight service across the United States, Canada, and Mexico. The Company also owns Celadon Logistics Services, which provides freight brokerage services, freight management, as well as supply chain management solutions, including logistics, warehousing, and distribution.

This press release contains certain statements that may be considered forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended and such statements are subject to the safe harbor created by those sections and the Private Securities Litigation Reform Act of 1995, as amended. Such statements may be identified by their use of terms or phrases, including “expects,” “expected,” “will,” “would,” “could,” “intends,” “believes,” “anticipates,” “future,” and similar terms and phrases. Forward-looking statements are based upon the current beliefs and expectations of the Company’s management and are inherently subject to risks and uncertainties, some of which cannot be predicted or quantified, which could cause future events and actual results to differ materially from those set forth in, contemplated by, or underlying the forward-looking statements.  In this press release, statements relating to the restatement of the Company’s financial statements, including, without limitation, the affected periods, the items requiring adjustment, the magnitude, quantification, materiality, and significance of the adjustments and related impacts, the cash flow impacts of the adjustments, the manner in which the adjustments will be implemented, impacts on stockholders’ equity, our ability to issue restated financial statements, the period of time necessary to issue restated financial statements, the carrying value of revenue equipment held for sale and property, plant and equipment, accounting for equipment sale transactions as borrowings, the valuation of our equity interest in 19th Capital and the factors impacting such valuation, the restatement of operating leases as capitalized leases, the review of other financial statement items as part of the restatement process, and the impact of the adjustments on assets, liabilities, revenue, income (loss), and individual expense items, our consolidated operating margins, our reduction of costs, our future progress and operational performance, our refinancing effort, the occurrence and expected timing of a refinancing, the existence and terms of future debt and equity investments in us, the extension of equipment lease maturities, our future liquidity, our expected delisting from the NYSE, and our expectation that our common stock will be quoted on the OTC Pink market electronic quotation system, among others, are forward-looking statements.   Actual results may differ from those set forth in the forward-looking statements.  Factors that could cause actual results to differ materially from those in the forward-looking statements include, but are not limited to, the risk that the internal investigation or management’s review may identify additional issues or matters requiring adjustment to our financial statements, the risk that the actual restated financial statements differ materially from any estimates included in this press release, the risk that we are delayed in filing or are unable to file restated financial statements, the risk of negative tax or other implications resulting from the restatement of our financial statements,  the risk that our operating performance does not improve or deteriorates, the risk that we are unable to refinance our existing credit agreement or do so on terms that are more detrimental to us or dilutive to our stockholders than the terms described in this press release, the risk of potential claims and proceedings relating to the matters described in this press release, the risk that our liquidity will be constrained as a result of restrictions placed on us by our debt and lease arrangements or from payments we are required to make under such arrangements, and the risk that our common stock will not qualify for quotation on the OTC Pink electronic quotation system or that brokers will choose not to quote or otherwise make a market for trading our common stock. Readers should review and consider these and other factors that could impact results as provided in various disclosures by the Company in its press releases, stockholder reports, and filings with the SEC.

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